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                                                                     EXHIBIT 11

                     COMPUTATION OF NET INCOME PER SHARE


Quaker State Corporation and Subsidiaries

                                                                         QUARTER ENDED                  SIX MONTHS ENDED
                                                                     6/30/95        6/30/94         6/30/95           6/30/94
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(in thousands except per share data, unaudited)
1. Net income (loss)                                                  ($3,225)        $5,069          $2,371           $10,652
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2. Average number of shares of capital stock outstanding               31,496         27,256          31,484            27,268

3. Shares issuable upon exercise of dilutive stock
   options outstanding during the period, based on
   average market prices                                                  100            104             107                90

4. Shares issuable upon exercise of dilutive stock
   options outstanding during the period, based on
   higher of average or period-end market prices                          155            104             134                90

5. Average number of capital and capital equivalent
   shares outstanding (2 + 3)                                          31,596         27,360          31,591            27,358

6. Average number of capital shares outstanding,
   assuming full dilution (2 + 4)                                      31,651         27,360          31,618            27,358

7. Net income (loss) per capital and capital equivalent share
   (1 divided by 5)                                                     ($.10)          $.19            $.08              $.39
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8. Net income (loss) per capital share assuming full dilution
   (1 divided by 6)                                                     ($.10)          $.19            $.08              $.39
==============================================================================================================================

   The accompanying notes are an integral part of the financial statements.